Exhibit 99.1

INOTERA MEMORIES, INC.
FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2011 AND 2012
(With Independent Auditors Report)

Independent Auditors Report

The Board of Directors
Inotera Memories, Inc.

Report on the Financial Statements

We have audited the accompanying balance sheets of Inotera Memories, Inc. (the “Company”) as of December 31, 2011 and 2012, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance the accounting principles generally accepted in the Republic of China; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inotera Memories, Inc. as of December 31, 2011 and 2012, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with the accounting principles generally accepted in the Republic of China.

Emphasis of Matters

As further described in Notes 13 and 26(g) to the financial statements, the Company did not maintain a minimum current ratio of 1:1 and a maximum debt to equity ratio of 1.5:1 at December 31, 2012, as part of the financial covenants originally required of the Company under its syndicated bank loan agreement. On July 2, 2013, the syndicate banks formally agreed to waive the Company’s compliance with its financial loan covenants for the year ended December 31, 2012. However, the Company was unable to maintain the same ratios as of June 30, 2013 and has until November 30, 2013 to cure the breach. The Company will submit a request for a waiver from complying with these financial covenants, so that the managing bank can convene a meeting of the banks to consider whether to grant such waiver. The potential consequences to the Company of a violation of any of its financial covenants pursuant to its syndicated bank loan agreement are also described in Notes 18(b)(iii) and 26(g) to the financial statements. Our opinion is not modified with respect to this matter.

Accounting principles generally accepted in the Republic of China vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature of such differences is presented in Note 26 to the financial statements.

/s/KPMG

Taipei, Taiwan (the Republic of China)
October 4, 2013

INOTERA MEMORIES, INC.
BALANCE SHEETS
DECEMBER 31, 2011 and 2012
(Expressed in thousands of New Taiwan Dollars)

	December 31,			December 31,
	2011	2012		2011	2012
Assets			Liabilities and Stockholders’ Equity
Current assets:			Current liabilities:
Cash and cash equivalents (notes 3 and 18)	$5,463,640	2,928,065	Short-term loans (notes 11 and 18)	$1,874,600	6,147,400
Current portion of lease receivables (notes 6 and 19)	6,586	6,984	Notes and accounts payable (note 18)	3,050,762	3,323,866
Accounts receivable－related parties (notes 18 and 19)	7,459,495	3,859,830	Accounts payable－related parties (notes 18 and 19)	213,752	9,998
Other receivables (note 19)	273,456	304,345	Accrued expenses (note 14)	1,357,219	1,142,438
Other receivables－related parties (notes 6 and 19)	—	13,408	Financial liabilities reported at fair value through profit or loss (notes 4 and 18)	27,054	—
Inventories, net (note 5)	3,142,990	4,262,094
Prepayments	2,112,458	1,336,481	Other payables－related parties (notes 18 and 19)	22,161,459	28,063,572
Total current assets	18,458,625	12,711,207	Current portion of bonds payable (notes 12 and 18)	13,998,754	—
			Current portion of long-term loans (notes 13 and 18)	16,495,166	11,650,400
			Unearned receipts and other current liabilities	69,677	30,769
			Current portion of lease payables (notes 8 and 19)	165,728	183,935
			Total current liabilities	59,414,171	50,552,378
Property, plant and equipment (notes 6, 7, 8, 13, 19 and 20):
Land	2,830,117	2,830,117	Long-term liabilities:
Buildings	5,755,543	5,756,324	Long-term loans (notes 13 and 18)	26,620,000	14,970,600
Machinery and equipment	217,402,758	218,332,921	Lease payables－long-term (notes 8 and 19)	2,498,455	2,314,520
Vehicles	5,416	5,416	Total long-term liabilities	29,118,455	17,285,120
Leased assets	2,656,223	2,656,223
Miscellaneous equipment	19,955,312	20,337,698	Other liabilities:
	248,605,369	249,918,699	Accrued pension liabilities (note 14)	8,313	348
Less: accumulated depreciation	(152,335,171)	(179,608,353)	Guarantee deposits	2,731	2,495
Construction in progress	3,919,469	4,455,353	Total other liabilities	11,044	2,843
Net property, plant and equipment	100,189,667	74,765,699	Total liabilities	88,543,670	67,840,341

			Stockholders’ equity (note 16):
			Common stock	46,416,950	54,050,540
Other assets:			Capital surplus	41,761,490	39,184,799
Idle assets (notes 7 and 13)	1,686,190	1,686,190	Legal reserve	2,364,141	2,364,141
Refundable deposits	14,582	12,985	Special reserve	542,605	542,605
Deferred charges	13,375	8,375	Accumulated deficit (note15)	(58,639,466)	(74,178,002)
Lease receivables－long-term (notes 6 and 19)	304,491	297,508	Total stockholders’ equity	32,445,720	21,964,083
Deferred income tax assets－non-current, net (note 15)	322,460	322,460	Commitments and contingencies (note 21)
Total other assets	2,341,098	2,327,518	Subsequent events (note 23)
Total Assets	$120,989,390	89,804,424	Total Liabilities and Stockholders’ Equity	$120,989,390	89,804,424

See accompanying notes to financial statements.

INOTERA MEMORIES, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 and 2012
(Expressed in thousands of New Taiwan Dollars, except for loss per share)

	For the years ended December 31,
	2010	2011	2012
Operating revenues
Sales revenue	$41,455,431	37,392,381	35,357,863
Sales returns	(1,410)	(7,148)	(1,976)
Sales allowances	(2)	(92)	(59,900)
Net operating revenues (note 19)	41,454,019	37,385,141	35,295,987
Cost of goods sold (notes 5, 8, 14, 16 and 19)	(48,856,906)	(55,547,973)	(48,846,438)
Gross loss	(7,402,887)	(18,162,832)	(13,550,451)
Operating expenses (note 16):
Administrative and general expenses	(333,070)	(306,191)	(259,871)
Research and development expenses (note 9)	(1,477,893)	(1,400,804)	(528,806)
Total operating expenses	(1,810,963)	(1,706,995)	(788,677)
Operating loss	(9,213,850)	(19,869,827)	(14,339,128)
Non-operating income and gains:
Interest income (notes 6 and 19)	32,232	44,329	19,999
Gain on disposal of fixed assets (note 19)	30,771	90,726	371,289
Foreign exchange gain, net	111,990	384,454	—
Gain on valuation of financial assets (note 4)	2,713	—	—
Others (notes 6, and 19)	38,413	24,372	16,232
Total non-operating income and gains	216,119	543,881	407,520
Non-operating expenses and losses:
Interest expenses (notes 7, 8 and 19)	(1,305,063)	(1,644,361)	(1,428,968)
Foreign exchange loss, net	—	—	(36,891)
Impairment loss (note 7)	(236,763)	—	—
Loss on valuation of financial liabilities (note 4)	(91,439)	(5,975)	(100,937)
Others	(30,316)	(26,886)	(40,132)
Total non-operating expenses and losses	(1,663,581)	(1,677,222)	(1,606,928)
Loss before income tax	(10,661,312)	(21,003,168)	(15,538,536)
Income tax expense (note 15)	—	—	—
Net loss	$(10,661,312)	(21,003,168)	(15,538,536)
Basic loss per share (note 17)
Before tax	$(2.34)	(4.53)	(2.95)
After tax	$(2.34)	(4.53)	(2.95)

See accompanying notes to financial statements.

INOTERA MEMORIES, INC.

Statements of Changes in Stockholders’ Equity

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 and 2012
(Expressed in thousands of New Taiwan Dollars)

				Retained earnings
	Common stock	Capital collected in advance	Capital surplus	Legal reserve	Special reserve	Accumulated deficit	Total

Balance as of January 1, 2010	$39,775,120	—	33,121,318	2,364,141	542,605	(26,974,986)	48,828,198
Capital increase in cash	6,400,000	—	7,995,000	—	—	—	14,395,000
Shares issued from exercise of employee stock options	203,870	3,940	—	—	—	—	207,810
Recognition of compensation costs from exercise of employee stock options	—	—	499,585	—	—	—	499,585
Net loss for the year ended December 31, 2010	—	—	—	—	—	(10,661,312)	(10,661,312)
Balance as of December 31, 2010	46,378,990	3,940	41,615,903	2,364,141	542,605	(37,636,298)	53,269,281
Shares issued from exercise of employee stock options	37,960	(3,940)	—	—	—	—	34,020
Recognized compensation costs on employee stock options	—	—	145,587	—	—	—	145,587
Net loss for the year ended December 31, 2011	—	—	—	—	—	(21,003,168)	(21,003,168)
Balance as of December 31, 2011	46,416,950	—	41,761,490	2,364,141	542,605	(58,639,466)	32,445,720
Capital increase in cash	7,633,590	—	(2,633,588)	—	—	—	5,000,002
Recognized compensation costs on employee stock options	—	—	56,897	—	—	—	56,897
Net loss for the year ended December 31, 2012	—	—	—	—	—	(15,538,536)	(15,538,536)
Balance as of December 31, 2012	$54,050,540	—	39,184,799	2,364,141	542,605	(74,178,002)	21,964,083

See accompanying notes to financial statements.

INOTERA MEMORIES, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31 2010, 2011 and 2012
(Expressed in thousands of New Taiwan Dollars)

	For the years ended December 31,
	2010	2011	2012
Cash flows from operating activities:
Net loss	$(10,661,312)	(21,003,168)	(15,538,536)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	31,137,115	31,896,756	29,670,132
Amortization of deferred charges	776,469	782,041	30,863
Compensation costs arising from share-based payments	499,585	145,587	56,897
Loss (gain from price recovery) on obsolescence of inventories	797,068	557,238	(473,854)
Gain on disposal of fixed and idle assets	(30,771)	(90,726)	(371,289)
Loss on impairment of fixed assets and idle assets	236,763	—	—
Unrealized foreign currency exchange (gain) loss, net	(510,742)	215,365	(29,983)
Interest income from capital lease	(18,841)	(18,487)	(18,112)
Interest expense from capital lease	294,788	280,007	263,602
Change in operating assets and liabilities:
Increase in financial liabilities reported at fair value through profit or loss, net	(344,340)	(196,248)	(27,054)
Decrease (increase) in accounts receivable－related parties	3,538,254	(1,714,603)	3,608,836
(Increase) decrease in other receivables	(713,608)	485,237	(30,889)
Decrease (Increase) in other receivables－related parties	3,310	14,106	(13,408)
(Increase) decrease in inventories	(1,846,692)	805,436	(645,250)
(Increase) decrease in prepayments	(1,256,031)	(363,510)	775,977
Increase (decrease) in notes and accounts payable	570,300	(348,690)	33,119
(Decrease) increase in accounts payable－related parties	(3,786)	109,238	(172,895)
Increase (decrease) in accrued expenses	333,325	(302,993)	(214,762)
(Decrease) increase in other payables－related parties	(25,244)	105,243	(69,317)
(Decrease) increase in unearned receipts and other current liabilities	(4,167)	50,011	(38,908)
Decrease in accrued pension liabilities	(8,380)	(8,651)	(7,965)
Net cash provided by operating activities	22,763,063	11,399,189	16,787,204
Cash flows from investing activities:
Purchases of property, plant and equipment	(49,180,961)	(20,978,052)	(4,076,964)
Proceeds from disposal of fixed and idle assets	267,047	906,819	437,270
(Increase) decrease in refundable deposits	(78,434)	66,323	1,597
Increase in deferred charges and intangible assets	—	(11,000)	—
Decrease in lease receivables	24,698	24,698	24,698
Net cash used in investing activities	(48,967,650)	(19,991,212)	(3,613,399)
Cash flows from financing activities:
(Decrease) increase in short-term loans	(5,930,000)	1,874,600	4,272,800
Proceeds from long-term loans	31,395,000	3,500,000	—
Repayment of long-term loans	(13,222,688)	(12,995,620)	(16,518,783)
Repayment of bonds payable	(1,980,000)	(2,040,000)	(14,000,000)
Increase (decrease) in guarantee deposits	1,273	(916)	(236)
Increase in lending from related parties	1,618,300	19,028,570	5,971,430
Decrease in lease payables	(429,329)	(429,330)	(429,330)
Capital collected in advance	3,940	—	—
Proceeds from capital increase in cash	14,598,870	34,020	5,000,002
Net cash provided by (used in) financing activities	26,055,366	8,971,324	(15,704,117)
Effect of foreign currency exchange translation	(118,337)	(24,328)	(5,263)
(Decrease) increase in cash and cash equivalents	(267,558)	354,973	(2,535,575)
Cash and cash equivalents at beginning of year	5,376,225	5,108,667	5,463,640
Cash and cash equivalents at end of year	$5,108,667	5,463,640	2,928,065
Supplemental cash flow information:
Interest paid	$1,405,454	1,779,627	1,589,291
Less : capitalized interest	(107,009)	(82,993)	(18,829)
Interest paid excluding capitalized interest	$1,298,445	1,696,634	1,570,462
Income tax paid	$1,329	2,183	321
Non-cash investing and financing activities:
Current portion of long-term loans	$12,866,141	16,495,166	11,650,400
Current portion of lease payables	$149,323	165,728	183,935
Current portion of lease receivable	$6,211	6,586	6,984
Current portion of bonds payable	$2,039,083	13,998,754	—
Investing activities affecting both cash and non-cash items:
Acquisition of property, plant and equipment	$55,188,822	11,639,010	4,312,146
(Increase) decrease in payables to equipment suppliers	(6,007,861)	9,339,042	(235,182)
Cash paid for acquisition of property, plant and equipment	$49,180,961	20,978,052	4,076,964
See accompanying notes to financial statements.

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2011 and 2012
(All amounts are expressed in thousands of New Taiwan Dollars, except for per share information or unless otherwise specified)

(1)	Organization and Principal Activities

Inotera Memories, Inc. (the “Company”) was legally established with the approval by the Ministry of Economic Affairs on January 23, 2003. The Company’s main operating activities are manufacturing and selling semiconductor products. In January 2006, the Company was granted approval of its application to list its shares on the Taiwan Stock Exchange (TSE). The Company’s shares were initially listed on the TSE on March 17, 2006. On May 16, 2006 and August 4, 2009, the Company offered its equity shares in the form of global depositary shares (GDSs) for trading in the Multilateral Trading Facility (MTF) market on the Luxembourg Stock Exchange (LSE).

As of December 31, 2011 and 2012, the Company had 3,560 and 3,608 employees, respectively.

(2)	Summary of Significant Accounting Policies

The accompanying financial statements are prepared in conformity with the Guidelines Governing the Preparation of Financial Reports by Securities Issuers and accounting principles generally accepted in the Republic of China (ROC).

The significant accounting policies followed by the Company are as follows:

(a)	Foreign currency transactions and translation

The Company records its transactions in New Taiwan Dollar. Foreign currency transactions are translated at the exchange rates on the transaction dates. Foreign currency-denominated assets and liabilities are translated into New Taiwan Dollars at the exchange rate prevailing on the balance sheet date. The resulting translation gains or losses are recognized as non-operating income or expenses.

(b)	Use of estimates

The preparation of the accompanying financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(c)	Basis for classifying assets and liabilities as current or non-current

Cash and assets that are held primarily for the purpose of being traded or are expected to be realized within 12 months after the balance sheet date are classified as current assets; all other assets are classified as non-current assets.

Liabilities that are held primarily for the purpose of being traded or are expected to be settled within 12 months after the balance sheet date are classified as current liabilities; all other liabilities are classified as non-current liabilities.

(d)	Financial instruments

The Company has adopted the following policies for financial instruments.

1.	Financial assets/liabilities reported at fair value through profit or loss

Derivatives that do not meet the criteria for hedge accounting are initially recognized at fair value, with transaction costs expensed as incurred. These derivatives are remeasured at fair value subsequently with changes in fair value recognized in earnings. A regular way purchase or sale of financial assets is accounted for using settlement date accounting.

Fair value is estimated using valuation techniques which incorporate estimates and assumptions that are consistent with prevailing market conditions. When the net effect of the fair valuation of derivatives is positive, the derivative is recognized as a financial asset; but when the net effect is negative, the derivative is recognized as a financial liability.

2.	Accounts receivable

Accounts receivable are assessed to identify whether objective evidence of impairment loss exists on individual accounts receivable at each balance sheet date. When the result of the assessment indicates that impairment loss on accounts receivable exists, an impairment loss is recognized. An impairment loss is recognized in profit or loss in the period when impairment is incurred based on the excess of the carrying value over the present value of estimated future cash flows at initial effective interest rate. The carrying value of accounts receivable is reduced through the use of an allowance account.

If the impairment loss decreases in the subsequent period due to the improvement in debtor’s credit rating, an impairment loss recognized in prior periods is reversed by adjusting the allowance account. The carrying value after the reversal should not exceed the balance of accounts receivable assuming no impairment loss was recognized in prior periods. The reversal of impairment loss is recognized as a gain in the period when impairment loss decreases.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(e)	Impairment of non-financial assets

At each balance sheet date, an assessment is made whether there is any indication that an asset (individual asset or cash-generating unit) may have been impaired. If any such indication exists, the recoverable amount of the asset is estimated. An impairment loss is recognized for an asset whose carrying value is higher than the recoverable amount.

An impairment loss recognized in prior periods for assets is reversed if there is any indication that the impairment loss recognized no longer exists or has decreased. The carrying value after the reversal should not exceed the recoverable amount or the depreciated or amortized balance of the assets assuming no impairment loss was recognized in prior periods.

(f)	Inventories

Inventory costs include the expenditures required until the inventories are ready for sale or production. The fixed production overheads are allocated to finished goods and work in process based on the normal capacity of the production facilities. The variable production overheads are allocated based on actual output. Inventories are measured at the lower of cost and net realizable value. Net realizable value is based on the estimated selling price of the inventories in the ordinary course of business, less the estimated costs of completion and selling expenses.

(g)	Property, plant and equipment / Depreciation

Property, plant and equipment are stated at cost less accumulated depreciation. Interest costs related to the construction of property, plant and equipment are capitalized and included in the cost of the related assets. Regular maintenance and repairs are expensed when incurred; major addition, improvement and replacement expenditures are capitalized.

Depreciation of property, plant and equipment is provided over their estimated useful lives by using the straight-line method. In accordance with the Interpretation Rule (97) 340 issued by the Accounting Research and Development Foundation (ARDF), on November 12, 2008, the estimated useful lives, depreciation method and residual value of these assets are reviewed at least at each financial year-end. Any change in the estimated useful lives, depreciation method and residual value of these assets is treated as a change in an accounting estimate. The estimated economic useful lives of the assets are as follows:

(i)	Buildings: 8 to 50 years.

(ii)	Vehicles: 5 years.

(iii)	Machinery and equipment: 3 to 5 years.

(iv)	Leased assets: over the lease term

(v)	Miscellaneous equipment: 3 to 15 years.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Gains or losses on disposal of property, plant and equipment are recorded as non-operating income or expenses.

(h)	Intangible asset-Technical know-how

An intangible asset is measured initially at cost. Subsequent to initial recognition, an intangible asset is measured at its cost less any accumulated amortization and any accumulated impairment losses.

The amortizable amount of the Company’s intangible asset is determined based on its initial cost. Amortization is recognized as an expense using the straight-line amortization method over the estimated useful life of an intangible asset of 27 months from the date that it is made available for use. The amortization period and method for an intangible asset with a finite useful life are reviewed at least at each financial year-end and any change thereon is accounted for as a change in accounting estimate.

(i)	Deferred charges

Power line installation costs are deferred and amortized over the estimated useful lives or the agreement terms.

(j)    Employee retirement plan

The Company has established an employee noncontributory defined benefit retirement plan (the “Plan”) covering full-time employees in the Republic of China. In accordance with the Plan, employees are eligible for retirement or are required to retire after meeting certain age or service requirements. Payments of retirement benefits are based on years of service and the average salary for the last six months before the employee’s retirement. Each employee gets 2 months’ salary for each service year for the first 15 years, and 1 month salary for each service year thereafter. A lump-sum retirement benefit is paid through the retirement fund.

Starting from July 1, 2005, the enforcement rules of the newly enacted Labor Pension Act (the “New Act”) stipulate those employees covered by the defined contribution plan as follows:

(i)	Employees who were covered by the Plan and opt to be subject to the pension mechanism under the New Act;

(ii)	Employees who are employed after the enforcement date of the New Act.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

In accordance with the New Act, an employer is required to contribute monthly an amount to an individual labor pension fund account at a rate of not less than 6% of the worker’s monthly wages. The Plan has not been modified to conform to the New Act. For those provisions of the New Act not currently included in the Plan, the Company follows the New Act. The Company contributes monthly to the individual labor pension fund at the rate of 6% of paid salaries and wages and recognizes it as an expense on accrual basis. This fund is deposited with Bureau of Labor Insurance.

The Company adopts the guidance in Statement of Financial Accounting Standards (SFAS) No. 18 “Accounting for Pensions” for its defined benefit retirement plan. SFAS No. 18 requires an actuarial calculation of the Company’s pension obligation at the end of each year. Based on the actuarial calculation, the Company recognizes a minimum pension liability and net periodic pension costs. The Company provides monthly contributions to the retirement fund at the rate of 2% of paid salaries and wages. This fund is deposited with Bank of Taiwan.

(k)	Income tax

The Company has adopted SFAS No. 22 “Income Taxes”, under which, income taxes are accounted for using the asset and liability method. Deferred income tax is determined based on differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect during the years in which the differences are expected to reverse. The income tax effects of taxable temporary differences are recognized as deferred income tax liabilities. The income tax effects resulting from deductible temporary differences, net operating loss carryforwards, and income tax credits are recognized as deferred income tax assets. The realization of the deferred income tax assets is evaluated, and if it is considered more likely than not that the asset will not be realized, a valuation allowance is recognized accordingly.

Deferred income tax assets and liabilities are classified as current or non-current based on the classification of the related asset or liability. If the deferred income tax asset or liability is not directly related to a specific asset or liability, then the classification is based on the expected realization date of the asset or liability.

Any tax credits arising from purchases of machinery and equipment, research and development expenditures, and personnel training expenditures are recognized using the flow-through method.

According to the ROC Income Tax Law, undistributed earnings calculated on tax basis, if any, is subject to an additional 10% retained earnings tax.  The 10% surtax on undistributed earnings is charged to current income tax expense in the year when the shareholders decided during their meeting not to distribute the earnings.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(l)	Share-based payments

Share-based payments, including those under the employee stock option plans, are accounted for under SFAS No. 39 “Share-Based Payment”, which is effective from January 1, 2008. The Interpretation Rules (92) 070, 071, and 072 issued by the ARDF are applied for those share-based payments under the employee stock option plans with grant dates before January 1, 2008. Under SFAS No. 39, share-based payments are accounted for as follows:

(i)
The share-based awards are measured at fair value on grant date. The grant-date fair value of equity-settled awards is expensed over the vesting period with the corresponding increase in equity. Also, the vesting period is estimated based on the vesting conditions of the share-based option plan that must be satisfied. These vesting conditions include service conditions and performance conditions. In determining the grant-date fair value of equity-settled awards, vesting conditions other than market conditions are not taken into account.

(ii)
Fair value is measured using the Black-Scholes option pricing model, which considers management’s best estimate of the exercise price, expected term, underlying shares price, expected volatility, expected dividends, and risk-free interest rate to the model.

(iii)
The Company is not required to apply SFAS No. 39 retroactively to share-based payment transactions that occurred before January 1, 2008; however, the disclosure of pro forma net income and earnings per share thereon is still required.

(m)	Bonus to employees and remuneration to directors and supervisors

Under the Interpretation Rule (96) 052 issued by the ARDF, which is effective from January 1, 2008, the appropriations of bonus to employees and remuneration to directors and supervisors from current year’s earnings are accrued under operating expense or cost of goods sold in the year when earnings are incurred based on the estimated amounts. The differences between the amounts approved in the shareholders meeting in the following year and those accrued in the current year, if any, are treated as a change in accounting estimate and are charged to profit or loss in the following year.

(n)	Revenue recognition

Revenue is generally recognized when it is realized or realizable and earned when all of the following criteria are met:

(i)    persuasive evidence of an arrangement exists,

(ii)    shipment has occurred or services have been rendered,

(iii)    the seller’s price to the buyer is fixed or determinable, and

(iv)    collectibility is reasonably assured.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Rental income is recognized when services are provided.

The related costs of goods sold are recognized as the revenue is recognized. Expenses are recognized on accrual basis as incurred.

(o)	Capital leases

A lease is deemed to be a capital lease if it conforms to any one of the following classification criteria:

(i)	the lease transfers ownership of the leased assets to the lessee by the end of the lease term;

(ii)	the lease contains a bargain purchase option;

(iii)
the lease term is equal to 75% of or more of the total estimated economic life of the leased assets; this criterion should not be applied to leases in which the leased asset has been used for more than 75% of its estimated economic life before the lease begins;

(iv)	the present value of the rental plus the bargain purchase price or the guaranteed residual value is at least 90% of the fair market value of the leased assets at the inception date of the lease.

For the lessor, a capital lease must also conform to any one of the four classification criteria specified above and both of the following two further criteria:

(i)	collectibility of the lease payments is reasonably predictable; and

(ii)	no important uncertainties surround the amount of unreimbursable costs yet to be incurred by the lessor under the lease.

Under a capital lease, the Company, as the lessee, capitalizes the leased assets based on (a) the present value of all future installment rental payments (minus executory cost born by lessor) plus bargain purchase price or lessee’s guaranteed residual value or (b) the fair market value of leased assets at the lease inception date, whichever is lower. The depreciation period is restricted to the lease term, rather than the estimated useful life of the assets, unless the lease provides for transfer of title or includes a bargain purchase option.

Under a capital lease, the Company, as the lessor, records all installments plus bargain purchase price or guaranteed residual value as the lease receivables. The implicit interest rate is used to calculate the present value of lease receivables as the cost of leased assets transferred. The difference between the total amount of lease receivables and the cost of leased assets transferred is recognized as unrealized interest income and is then recognized as realized interest income using the interest method over the lease term.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(p)	Loss per share

Loss per common share is computed by dividing net loss by weighted-average number of outstanding shares during the year.

Stock options and stock bonus to employees accrued in current year’s earnings and awaiting approval by the shareholders in the following year, are potential common shares. Both basic and diluted loss per share are disclosed if those potential common shares are dilutive, otherwise, only basic earnings (loss) per share is disclosed. Diluted loss per share is computed by taking basic loss per share into consideration, plus the additional common shares that would have been outstanding if the potentially dilutive shares are issued.

The number of outstanding shares is retroactively adjusted for common stock issued through the distribution of stock dividends out of unappropriated earnings and capital surplus.

(q)	Operating segment disclosure

The Company identifies operating segments on the basis of internal reports about the components of the Company that is regularly reviewed by the chief operating decision maker, the Chief Executive Officer, for the purpose of allocating resources to the segment and to assess its performance. The Company operates and internally manages a single operating segment, DRAM.

(3)	Cash

	December 31,
	2011	2012

Cash on hand－petty cash	$30	30
Cash in bank－checking account	41,124	1,809
Cash in bank－demand deposit account	547	2,014
Cash in bank－foreign currency account	1,393,369	1,176,052
Certificate of deposit－foreign currency account	4,028,570	1,748,160
	$5,463,640	2,928,065

(4)	Financial Liabilities Reported at Fair Value through Profit or Loss-Current

Financial liabilities reported at fair value with changes in fair value recorded through profit or loss as of December 31, 2011 and 2012, consisted of the following:

	December 31,
	2011	2012

Financial liabilities
Interest rate swaps	$27,054	—

(a)	The Company entered into several interest rate swaps agreements (IRS) with banks to manage the risk from fluctuations of interest rates for long-term loans.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(b)
As of December 31, 2011, derivative financial instruments that did not qualify for hedge accounting were accounted for as financial liabilities reported at fair value through profit or loss, details of which were as follows:

(i)	Interest rate swaps:

December 31, 2011
Notional amount (in thousands)	Maturity Date	Range of Interest Rates Paid	Range of Interest Rates Received

NTD 7,500,000	2012.2.21	2.24%~2.432%	NTD 90-day commercial paper in secondary market average rate

(c)	For the years ended December 31, 2010, 2011 and 2012, the Company recognized net gain (loss) on valuation of financial instruments as follows:

	For the years ended December31,
	2010		2011		2012
	Realized	Unrealized	Realized	Unrealized	Realized	Unrealized

Foreign exchange swaps	$2,713	—	—	—	—	—
Interest rate swaps	(348,610)	257,171	(117,533)	111,558	115	—
Cross-currency swaps	—	—	—	—	(101,052)	—
	$(345,897)	257,171	(117,533)	111,558	(100,937)	—

(5)	Inventories, net

	December 31,
	2011	2012

Work in process	$4,144,234	4,825,537
Less: allowance for inventory	(1,481,918)	(1,010,466)
Sub-total	2,662,316	3,815,071
Raw materials	486,161	450,108
Less: allowance for inventory	(5,487)	(3,085)
Sub-total	480,674	447,023
Total	$3,142,990	4,262,094

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

The Company recognized a loss from devaluation of inventories of $797,068 and $557,238, for the years ended December 31, 2010 and 2011, respectively,which was debited to cost of goods sold as the carrying value of inventories exceeded the net realizable value thereof as of December 31, 2010 and 2011. Also, as the net realizable value of inventories has increased because the circumstance that caused the inventory devaluation in prior period has improved, the Company recognized gain from recovery in the value of inventories of $473,854 for the year ended December 31, 2012, which was credited to cost of goods sold.

(6)	Lease Receivables

(a)
The Company signed a long-term lease agreement with Nanya Technology Corp. (NTC) to lease out a portion of the building and land (including supplemental equipment) located at No. 667, Fuhsing 3rd Road, Hwa-Ya Technology Park, Kueishan Valley, Taoyuan County. The lease term covers a total lease period of 354 months commencing from July 1, 2005, and will expire on December 31, 2034 (including the period when the lease is automatically extended). The lease of the building is treated as a capital lease because the present value of the periodic rental payments since the inception date is at least 90% of the market value of the leased assets. However, the lease of the land is treated as an operating lease because the fair value of the land is 25 percent or more of the total fair value of the leased property at the inception of the lease. The monthly rentals for the lease of building and land were $2,058 and $310, respectively.

(b)
The initial total amount of lease receivables for the capital lease of the building was $728,587, with implicit interest rate of 5.88%. The net carrying value of leased assets was $345,637 (consisting of the net book value of the building and miscellaneous equipment of $277,372 and $68,265, respectively). The difference of $382,950 between the total amount of lease receivables and the net carrying value of leased assets was recognized as unrealized interest income and is amortized over the lease period. Interest income recognized for the years ended December 31, 2011 and 2012 amounted to $18,487 and $18,112, respectively, which was classified under non-operating income and gains-interest income.

(c)	The details of lease receivables as of December 31, 2011 and 2012, were as follows:

	December 31,
	2011		2012
	Current	Non-current	Current	Non-current

Gross lease receivables	$24,698	543,353	24,698	518,655
Less: unrealized interest income	(18,112)	(238,862)	(17,714)	(221,147)
Net lease receivables	$6,586	304,491	6,984	297,508

(d)
For the years ended December 31, 2010, 2011 and 2012, the rent revenues (classified under non-operating income and gains-others) from the operating lease of the land were the same for each of these years at $3,719.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(e)	Future gross lease receivables for leases classified as capital lease or operating lease as of December 31, 2012, were as follows:

	December 31, 2012
Duration	Capital lease	Operating lease

2013.1.1~2013.12.31	$24,698	3,719
2014.1.1~2014.12.31	24,698	3,719
2015.1.1~2015.12.31	24,698	3,719
2016.1.1~2016.12.31	24,698	3,719
On and after 2017.1.1	444,561	66,932
Total	$543,353	81,808

(7)	Property, Plant and Equipment and Idle Assets

(a)
In March 2007, the Company has secured the approval to purchase two parcels of land numbered 21 and 33 located in Taoyuan Hi-Tech Industrial Park Tang Wei District, for $1,686,190 from the Taoyuan County Government. Asia Pacific Development Co. was engaged by the Taoyuan County Government to handle the sale of the land in this industrial park. As the land is not being used in operation, it was classified as an idle asset.

(b)	Fixed and intangible assets are normally assessed for any impairment each year. Also, idle assets-machinery and equipment based on book value were provided with a 100% impairment loss provision.

(c)	Idle assets as of December 31, 2011 and 2012 consisted of the following:

	December 31,
	2011	2012

Land	$1,686,190	1,686,190
Original cost of machinery and equipment	3,244	—
Less: accumulated depreciation	(1,352)	—
impairment loss	(1,892)	—
	$1,686,190	1,686,190

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(d)	The bases for the capitalization of interests for the years ended December 31, 2010, 2011 and 2012, were as follows:

	For the years ended December31,
	2010	2011	2012

Total interest expenses	$1,412,072	1,727,354	1,447,797
Capitalized interest (charged to construction in progress)	107,009	82,993	18,829
Capitalized interest rates	1.8815%~2.1342%	1.7786%~1.9398%	1.8248%~2.0069%

(e)	The property, plant and equipment pledged to secure bank loans were described in note 13.

(8)	Leased Assets and Lease Payables

(a)
On June 18, 2009, the Company signed an amended long-term lease agreement with NTC and MeiYa Technology Corp. (MTC) on the lease of building, facilities and land located on the land numbered 348, 348-1 and 348-3, Hwa-Ya Section, Kueishan Valley, Taoyuan County, which were originally leased by NTC to MTC. This amended lease agreement, which took effect retroactively from January 1, 2009, includes the renewal term. Initial lease term is from January 1, 2009 to December 31, 2018 but the Company is entitled to renew this amended lease agreement for an unlimited number of consecutive additional terms of five years each by formally notifying NTC of the Company’s intention to renew the lease term commencing from January 1, 2019. In addition, the Company has an exclusive option to purchase the leased assets for a total purchase price of US$50,000 thousand on and after January 1, 2024. Also, the rental due for the entire year of 2009 has been waived. Initial yearly rentals for the leased building including facilities and land are US$13,010 thousand and US$1,990 thousand, respectively from January 1, 2010 to December 31, 2018; the first yearly renewal rentals for the leased building including facilities and land are US$8,010 thousand and US$1,990 thousand, respectively from January 1, 2019 to December 31, 2023; the subsequent yearly renewal rentals for the leased building including facilities and land are US$10 thousand and US$1,990 thousand commencing from January 1, 2024. The amended lease agreement for the building including facilities is treated as a capital lease because (a) the present value of the periodic rental payments made since the inception date is at least 90% of the market value of the leased assets and (b) the lease term is equal to 75% or more of the total estimated economic life of the leased assets. However, the lease of land is treated as an operating lease because the fair value of the land is 25 percent or more of the total fair value of the leased property at the inception of the lease. The total present value of lease payables from the capital lease of the building including facilities was $2,656,223; the implicit interest rate was 10.56%. The fair value of the leased assets at the beginning of the lease period was $2,656,223. The Company recognized interest expenses from lease payables of $294,788, $280,007 and $263,602, for the years ended December 31, 2010, 2011 and 2012, respectively.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(b)	As of December 31, 2011 and 2012, the details of these lease payables were as follows:

	December 31,
	2011	2012

Lease payables	$2,664,183	2,498,455
Less: current portion of lease payables	(165,728)	(183,935)
Lease payables-long-term	$2,498,455	2,314,520

(c)	For the years ended December 31, 2010, 2011 and 2012, the lease expenses for the operating lease of the land (classified under manufacturing overhead) were $63,351, $59,289 and $59,273, respectively.

(d)	Future lease payments (excluding interest component) for leases classified as capital lease or operating lease as of December 31, 2012, were as follows:

	December 31, 2012
Duration	Capital lease	Operating lease
		(in thousands of US Dollars)
2013.1.1~2013.12.31	$183,935	1,990
2014.1.1~2014.12.31	204,143	1,990
2015.1.1~2015.12.31	226,571	1,990
2016.1.1~2016.12.31	251,463	1,990
On and after 2017.1.1	1,632,343	15,920
Total	$2,498,455	23,880

(9)	Intangible Asset-Technical know-how

For the years ended December 31, 2010, 2011 and 2012, the amortization expenses (classified under operating expenses-research and development expenses) were $723,422, $723,422, and $0 respectively.

(10)	Overdue Receivables

On January 23, 2009, Qimonda AG filed an application with the local court in Germany to open insolvency proceedings. Consequently, full allowance for doubtful accounts was provided on all outstanding accounts receivable from Qimonda AG totaling $3,345,946, which was originally classified under accounts receivable. Such receivable was reclassified to other assets-overdue receivables and was fully written off against the allowance for doubtful accounts as of December 31, 2012.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(11)	Short-term Loans

	December 31,
	2011	2012

Short-term borrowing from credit facility	$1,874,600	6,147,400
Annual interest rate	0.9%-1.5%	1.00%-2.80%

(12)	Bonds Payable

Bonds payable as of December 31, 2011 and 2012, consisted of the following:

	December 31,
	2011	2012

Domestic unsecured corporate bonds	$13,998,754	—
Less: current portion of bonds payable	(13,998,754)	—
Total	$—	—

The details of bonds payable, which do not include any financial covenants, were as follows:

	The second domestic unsecured corporate bond in 2006	The first domestic unsecured corporate bond in 2007	The second domestic unsecured corporate bond in 2007

Principal	4,000,000	5,000,000	5,000,000
Current portion as of December 31, 2011	4,000,000	4,999,587	4,999,167
Par value	1,000	1,000	1,000
Duration	2007.01.05 - 2012.01.05	2007.03.30 - 2012.03.30	2007.05.09 - 2012.05.09
Coupon rate and	Interest payable	Interest payable	Interest payable
interest payment	annually at 2.23%	annually at 2.17%	annually at 2.20%
Repayment term	Repayable on maturity date	Repayable on maturity date	Repayable on maturity date

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(13)	Long-term Loans

Long-term loans as of December 31, 2011 and 2012, consisted of the following:

Bank		Duration	Nature	Interest rate	December 31, 2011

Mega International Commercial Bank (the managing bank)	(1)	March 30, 2007~ March 30, 2012	Machinery loan	1.6327%~1.6842%	$4,498,313
Mega International Commercial Bank (the managing bank)	(1)	March 30, 2007~ March 30, 2012	Machinery loan	1.6148%~1.6279%	2,016,853
Mega International Commercial Bank (the managing bank)	(2)	May 27, 2010~ May 27, 2015	Machinery loan	1.6505%~1.7484%	34,930,000
Taichung Bank	(3)	December 24, 2010~ December 24, 2013	Operating use	1.7550%~1.8610%	1,070,000
Taichung Bank	(3)	December 24, 2010~ December 24, 2013	Operating use	1.8550%~1.9610%	600,000
					43,115,166
Less: current portion of long-term loans					(16,495,166)
					$26,620,000

Bank		Duration	Nature	Interest rate	December 31, 2012

Mega International Commercial Bank (the managing bank)	(2)	May 27, 2010~ May 27, 2015	Machinery loan	1.7484%~1.7758%	$24,951,000
Taichung Bank	(3)	December 24, 2010~ December 24, 2013	Operating use	1.8610%~1.9020%	1,070,000
Taichung Bank	(3)	December 24, 2010~ December 24, 2013	Operating use	1.9610%~2.0020%	600,000
					26,621,000
Less: current portion of long-term loans					(11,650,400)
					$14,970,600

(1)
On March 5, 2007, the Company signed a syndicated loan agreement with Mega International Commercial Bank, the managing bank of the syndicated loan, and 24 other banks (the actual number of banks had increased to 27 in total). The Company’s actual drawings of the syndicated loan amounted to US$400,000 thousand and $26,997,000. The details of this loan are as follows:

(a)	Credit line: US$400,000 thousand and $27,000,000.

(b)	Interest rate for Tranche A: USD 3-month or 6-month London Inter-bank Offered Rate (“LIBOR”) plus margin.

(c)	Interest rate for Tranche B: 90-day or 180-day commercial paper rate in the secondary market which appears on Moneyline Telerate, plus margin.

(d)	The interest rates under items 1(b) and 1(c) above shall not be lower than the minimum limit of 1.6%

(e)	Duration: 5 years.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(f)	Repayment: The principal is payable in 6 semi-annual installments starting from 30 months after the first drawing date.

(g)	The Company has issued a promissory note for this syndicated loan.

(h)	As of December 31, 2012, the Company has fully repaid the syndicated loan.

(i)	The long-term loan is secured by machinery and equipment. As of December 31, 2011, the net book value of these pledged assets amounted to $18,988,417.

(2)
The Company signed another syndicated loan agreement with Mega International Commercial Bank, the managing bank of the syndicated loan, and 24 other banks on May 10, 2010. As of December 31, 2012, the Company applied for drawings of $35,000,000. The details of this loan are as follows:

(a)	Credit line: $35,000,000.

(b)	Interest rate: 90-day or 180-day commercial paper rate in the secondary market which appears on Moneyline Telerate, plus margin.

(c)	The interest rates above shall not be lower than the minimum limit of 1.6%.

(d)	Duration: 5 years.

(e)	Repayment: The principal is payable in 7 semi-annual installments starting from 24 months after the first drawing date.

(f)	The Company has issued a promissory note for this syndicated loan.

(g)	As of December 31, 2012, the Company’s repayments amounted to $10,000,000.

(h)	The long-term loan is secured by machinery and equipment. As of December 31, 2011 and 2012, the net book value of these pledged assets amounted to $30,638,378 and $21,362,494, respectively.

According to the above two long-term loan agreements, the Company was required to comply with certain financial covenants by maintaining certain financial ratios. If the Company breaches these financial covenants, the syndicated banks may determine to declare unpaid principal, interest, fees and other sums payable by the Company under the Loan Agreement to be immediately due and payable. These financial ratios are as follows:

(a)
Current Ratio (total current assets to total current liabilities): not less than one (1) to one (1) (under the syndicated loan agreement on May 27, 2010, compliance with the current ratio will commence from calendar year of 2012).

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(b)	Leverage Ratio (total liabilities plus contingent liabilities to tangible net worth): not higher than one and a half (1.5) to one (1).

(c)	Interest Coverage Ratio (EBITDA to interest expenses): shall not be less than four (4) to one (1).

In addition, the long-term loan agreement require that (i) no material adverse change shall be made to the supply agreement signed by the Company, Nanya Technology Corporation (NTC), and Micron Technology Inc., and (ii) NTC and Micron Technology Inc. and their affiliates, taken as a whole, directly or indirectly, shall remain the largest shareholders of the Company and retain control over the Company.

In the event that any of the above financial covenants is breached, the Company is required to cure the breach, no later than the end of November in the relevant calendar year, for a breach in respect of any semi-annual financial statements, and for a breach in respect of any annual financial statements, no later than the end of June of the following calendar year, or to submit a formal letter to the managing bank at least two months prior to the expiration of the Remedial Period, so that the managing bank can convene a meeting of the Banks to discuss the aforesaid breach and to resolve before the expiration of the Remedial Period on whether a waiver of the breach will be granted.

On November 10, 2011, the syndicate banks formally agreed further to waive the Company’s obligation to comply with its financial loan covenants under its first syndicate loan of US$400,000 thousand and $27,000,000 and second syndicate loan of $35,000,000 in connection with their review of the financial statements for the six-month period ended June 30, 2011. Also, on June 8 and November 5, 2012 and July 2, 2013, the syndicate banks formally agreed further to waive the Company’s obligation to comply with its financial loan covenants under its second syndicate loan of $35,000,000 in connection with their review of the Company’s financial statements for the year ended December 31, 2011 and for the six-month period ended June 30, 2012 and for the year ended December 31, 2012, respectively.

(3)
On April 24, 2009, the Company contracted with Taichung Bank, under which, Taichung Bank granted mortgage loan and unsecured loan facility to the Company totaling $1,670,000. The mortgage loan is secured by a land with carrying value of $1,686,190 (accounted for as idle asset) that is intended for the construction of the third Fab. Each of these loans, with a term of two years and which bears interest rate based on two-year time deposit floating rate, is payable in lump sum on maturity date. On December 24, 2010, the Company renewed the loan agreement with Taichung Bank, under which, Taichung Bank agreed to prolong the term of mortgage loan and unsecured loan facility granted to the Company to a term of three years. These mortgage loan and unsecured loan facility, which bear interest rate based on 90-day or 180-day commercial paper rate in the secondary market appearing on Moneyline Telerate plus margin, are payable in lump sum on maturity date and do not involve any financial covenants.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(14)	Accrued Pension Liabilities

(a)	The pension costs and related accounts as of and for the years ended December 31, 2010, 2011 and 2012, were as follows:

	For the years ended December 31,
	2010	2011	2012

Periodic pension costs
Defined benefit plan cost	$2,571	1,762	2,029
Defined contribution plan cost	102,823	115,418	117,356

	December 31,
	2011	2012

Balance of the retirement fund	$106,548	117,500
Accrued pension liabilities－defined benefit plan	8,313	348
Accrued expenses－defined contribution plan	31,421	30,525

(b)	The funded status was reconciled to accrued pension liability as of December 31, 2011 and 2012 as follows:

	December 31,
	2011	2012

Benefit obligation:
Vested benefit obligation	$(6,672)	(7,040)
Non-vested benefit obligation	(58,102)	(61,748)
Accumulated benefit obligation	(64,774)	(68,788)
Projected compensation increase	(45,447)	(44,936)
Projected benefit obligation	(110,221)	(113,724)
Fair value of plan assets	108,300	119,381
Funded status	(1,921)	5,657
Unamortized pension gain or losses	(6,392)	(6,005)
Accrued pension liability	$(8,313)	(348)

(c)
As of December 31, 2011 and 2012, the actuarial present value of the vested benefits for the Company’s employees in accordance with the retirement benefit plan was approximately $7,329 and $7,672, respectively.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(d)	Major assumptions used to determine the pension plan funded status for the years ended December 31, 2010, 2011, and 2012, were as follows:

	For the years ended December 31,
	2010	2011	2012

Discount rate	2.75%	2.00%	2.00%
Rate of increase in compensation	3.00%	2.50%	2.50%
Expected long-term rate of return on plan assets	2.75%	2.00%	2.00%

(15)	Income Tax

(a)
The Company is subject to income tax at a statutory rate of 17%, and is also subject to the requirements of the “Income Basic Tax Act” in calculating the basic tax. For the years ended December 31, 2010, 2011 and 2012, the components of income tax expense were as follows:

For the years ended December 31,
	2010	2011	2012

Income tax expense－current	$—	—	—
Income tax benefit－deferred	—	—	—
Income tax expense	$—	—	—

The components of deferred income tax expense for the years ended December 31, 2010, 2011 and 2012, were as follows:

	For years ended December 31,
	2010	2011	2012

(Increase in) expired unused investment tax credit	$(272,860)	3,349,420	1,991,108
Unused loss carry forward	(2,008,726)	(3,397,027)	(3,371,616)
Realized (loss) gain from price recovery on obsolete inventories	(131,509)	(94,730)	80,555
Allowance for doubtful accounts	90,066	2,942	550,442
Valuation gain on financial instruments	75,567	33,362	4,599
Change in depreciation of idle and fixed assets	(38,966)	—	—
Realized (unrealized) depreciation for tax filing	190,663	(41,505)	54,816
Realized interest expenses	58,365	—	—
Allowance for valuation of deferred tax assets	1,035,022	221,001	650,013
Decrease (increase) in unrealized foreign exchange gain or loss	148,655	(22,532)	7,680
(Unrealized) realized unallocated overhead and labor costs	(48,177)	(52,402)	31,049
Deferred income tax effect of change in income tax rate	900,476	—	—
Realized pension expense	1,424	1,471	1,354
Deferred income tax expense	$—	—	—

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(b)
The income tax calculated at a statutory income tax rate on loss before income tax was reconciled with the income tax expense as reported in the accompanying financial statements for the years ended December 31, 2010, 2011 and 2012, as follows:

	For years ended December31,
	2010	2011	2012

Income tax calculated based on pretax financial loss	$(1,812,423)	(3,570,538)	(2,641,551)
Decrease in income tax credit on purchase of machinery and equipment	(272,860)	3,349,420	1,991,108
Increase in valuation allowance for deferred income tax assets	1,035,022	221,001	650,013
Effect of changes in income tax rate	1,046,077	—	—
Prior year income tax adjustment	4,064	—	—
Others	120	117	430
Income tax expense	$—	—	—

(c)	As of December 31, 2011 and 2012, the components of deferred income tax assets or (liabilities) were as follows:

	December 31,
	2011	2012

Current deferred income tax assets:
Unused investment tax credit	$1,610,489	405,964
Allowance for inventory devaluation and obsolescence	252,859	172,304
Allowance for uncollectible accounts	550,442	—
Unrealized valuation loss on financial instruments	4,599	—
Unrealized foreign exchange loss	2,583	—
Unrealized unallocated overhead and labor	100,579	69,530
Valuation allowance for deferred income tax assets	(2,521,551)	(642,701)
Current deferred income tax assets, net	—	5,097
Current deferred income tax liabilities:
Unrealized foreign exchange gain	—	(5,097)
Net current deferred income tax assets	$—	—
Non-current deferred income tax assets
Unused investment tax credit	$2,785,069	1,998,486
Loss carry forward	10,322,970	13,694,586
Allowance for impairment loss on fixed and idle assets	14,227	3,565
Unrealized depreciation for tax filing	56,755	12,601
Unrealized pension expense	1,413	59
Valuation allowance for deferred income tax assets	(12,857,974)	(15,386,837)
Non-current deferred income tax assets, net	$322,460	322,460

Full valuation allowance was provided for most of the components of deferred tax assets as management believes that they are not expected to be realized in future years.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(d)	Under the ROC Statute for Upgrading Industries, the Company’s unused investment tax credits as of December 31, 2012, were as follows:

Year	Purchase of machinery and equipment	Personnel training and research and development expenditures	Expiry Year

2009	$376,714	29,250	2013
2010	1,998,486	—	2014
	$2,375,200	29,250

ROC Income Tax Law provides an investment tax credit to companies that purchase certain types of equipment and machinery. Such tax credit can be used to reduce by up to 50% of income tax liability for each of the four years commencing from the year of equipment purchase, and can be used further to reduce by up to 100% of such income tax liability in the fifth year.

(e)	As of December 31, 2012, unused loss carry forward tax credits available to the Company were as follows:

Year	Unused loss carry forward tax credits	Expiry Year

2008	$16,011,859	2018
2009	12,234,762	2019
2010	12,294,482	2020
2011	19,781,284	2021
2012	20,234,000	2022
	$80,556,387

(f)	The Company’s income tax returns have been examined by the ROC tax authority through 2010.

(g)	Undistributed earnings, imputation credit account (ICA) and creditable ratio

	December 31,
	2011	2012

Accumulated deficit after 1997	$(58,639,466)	(74,178,002)
Imputation credit account	$181,287	181,287

	2011	2012
Creditable ratio	—%	—%

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(h)
The stockholders approved a resolution during their meetings on June 29, 2007, and June 8, 2011, allowing the Company to avail of the Income Tax Holiday, specifically an exemption from paying corporate income tax for its qualifying investment projects under Article 9 of the Statute for Upgrading Industries. On June 23, 2010, the Company was approved by Ministry of Finance, R.O.C. to avail of this tax holiday for five years commencing from January 1, 2011, from its Fab1-Phase 4 and Fab- 2. As of December 31, 2012, the Company had so far filed with the Industrial Development Bureau an application for the registration of its investment project of migrating to 50nm technology.

Duration of Income Tax Holiday

Inotera Fab-1－Phase 4 and Fab-2	January 2011 to December 2015

(16)	Stockholders’ Equity

(a)	Common stock

As of December 31, 2011 and 2012, the Company’s government registered total authorized capital both amounted to $60,000,000, and total issued common stock amounted to $46,416,950 and $54,050,540, respectively, with $10 par value per share.

On February 22, 2012, the board of directors approved to carry out a private placement of common shares of stock through the issuance of 763,359 thousand common shares of stock at a discounted issuance price of $6.55 per share. This capital increase was approved by the Securities and Futures Bureau (SFB). The effective date for the capital increase was March 7, 2012. Also, the process for the registration thereof was completed. According to the Securities and Exchange Act, the transfer of such privately placed common shares of stock within three years from the delivery date is forbidden, except for the transferees conforming to Article 43-8 of the Securities and Exchange Act.

On June 8 and March 1, 2011, the board of directors approved to increase the Company’s common stock arising from the exercise by employees of the stock options granted to them under the Employee Stock Option Plan (ESOP). Accordingly, the Company issued 512 and 3,284 thousand shares, at an issuance price of $10 per share, with total value amounting to $5,120 and $32,840, respectively. Also, the process for the registration thereof was completed.

On May 16, 2006 and August 4, 2009, the Company issued 40 million and 64 million GDSs, respectively, representing 1,040 million common shares of the Company and these GDSs were offered for trading in the MTF market of the LSE. Each GDS offers the holder the right to receive 10 shares of stock of the Company.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(b)	Capital surplus

As of December 31, 2011 and 2012, the capital surplus consisted of the following:

	December 31,
	2011	2012

Paid-in capital in excess of par value	$41,017,382	38,383,794
Premium from exercise of employee stock options	236,870	236,870
Employee stock option plans	294,667	351,564
Expired employee share purchase option	212,571	212,571
Total	$41,761,490	39,184,799

According to the amended ROC Company Law on January 1, 2012, realized capital surplus can be transferred to common stock or distributed as cash dividends after deducting the accumulated deficit, if any. Realized capital surplus includes the additional paid-in capital from issuance of common stock in excess of the common stock’s par value and donation from others. The Company’s paid-in capital in excess of par value is transferrable to common stock annually but shall not exceed 10% of total issued and outstanding common stock according to Regulations Governing the Offering and Issuance of Securities by Securities Issuers.

(c)	Legal reserve

According to the amended ROC Company Law which is effective on January 1, 2012, the Company’s annual net profit, after providing for income tax is appropriated for legal reserve at the rate of 10% thereof until the accumulated balance of legal reserve equals the total issued capital. If the shareholders resolved during their meeting to distribute dividend in the form of new shares of stock or cash, legal reserve in excess of 25% of common stock may be transferred to capital or distributed in cash if the Company incurs no accumulated deficit.

(d)	Earnings appropriation and distribution

The Company’s annual net profit, after providing for income tax and covering the losses of previous years, is first set aside for legal reserve at the rate of 10% thereof until the accumulated balance of legal reserve equals the total issued capital. Thereafter, 1% to 15% of the remaining profit, if any, after providing for any special reserves pursuant to relevant laws and regulations, if necessary, is appropriated as bonus to employees, and such bonus to employees is estimated and recognized as the Company’s expenses in the year earnings are incurred commencing from the year 2008. The remainder plus the undistributed earnings of the previous years are distributed or left undistributed for business purposes according to the resolution of the stockholders’ dividend distribution plan, which are initially proposed by the Board of Directors and adopted by the shareholders in the Annual Stockholders’ Meeting.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

As it belongs to a highly capital-intensive industry, the Company adopts a dividend distribution policy which is in line with its capital budget and long-term financial plans. This policy requires that the distribution of cash dividends shall be equal to at least fifty percent (50%) of the Company’s total dividend distribution every year.

Based on the resolution approved by the stockholders during their meetings on June 8, 2011 and May 31, 2012, no appropriations were made of earnings in 2010 and 2011 as the Company had no earnings available for appropriations but an accumulated deficit both as of December 31, 2010 and 2011.

(e)	Share-based payment transactions

The Company has issued the employee stock option plan (ESOP) as follows:

				According to the employee stock option plan rules to adjust the exercise price
Grant date	Grant unit	Number of common shares per unit of option	Original exercise price	August 4, 2009 issued a GDSs	February 6, 2010 issued additional shares from capital increase in cash	March 7, 2012 issued additional shares from a private placement

2010.10.15	56,182	1,000	15.40	15.40	15.40	14.20
2009.04.30	14,500	1,000	17.40	17.20	17.20	15.70
2008.09.30	80,000	1,000	10.00	10.00	10.00	10.00
2007.08.29	98,000	1,000	31.05	28.60	27.80	24.80
2007.12.13	2,000	1,000	26.50	24.80	24.50	22.00

These stock options granted to qualified full-time employees of the Company are valid for 8 years and exercisable at certain percentages after the second anniversary year from grant date. 50%, 75% and 100% of these stock options are vested after the second, third and fourth anniversary dates, respectively. According to the employee stock option plan rules, the vesting period of the stock options will be postponed for a year if the production volume target qualified for an incentive is not achieved. As the 2011 actual production volume did not reach such production volume target, the stock options that can be vested in 2012 were postponed to 2013.

Options granted were priced using the Black-Scholes pricing model and the inputs to the model were as follows:

	Employee Stock Option Plan
	The first batch for the year ended December 31, 2007	The second batch for the year ended December 31, 2007	The first batch for the year ended December 31, 2008	The first batch for the year ending December 31, 2009	The first batch for the year ending December 31, 2010

Assumptions
Expected dividend yield	—%	—%	—%	—%	—%
Grant-date share price	31.05	26.50	10.00	17.40	15.40
Expected volatility	40.23%	38.41%	40.76%	47.01%	50.93%~53.53%
Risk-free interest rate	2.5317%	2.482%	2.014%	1.1089%	0.8674%
Expected term	5.375 years	5.375 years	5.375 years	5.375 years	5~6 years
Estimated percentage of forfeiture	16.06%	16.06%	16.88%	14.51%	16.88%

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

The details of these employee stock option plans for the years ended December 31, 2010, 2011 and 2012, were as follows:

	For years ended December 31,
	2010		2011		2012
	Number of options (Units)	Weighted-average exercise price	Number of options (Units)	Weighted-average exercise price	Number of options (Units)	Weighted-average exercise price

Outstanding at January 1, 2010, 2011 and 2012	$150,989	19.31	172,848	18.95	151,206	19.08
Options granted	56,182	15.40	—	—	—	—
Option exercised	(20,781)	10.00	(3,402)	10.00	—
Options forfeited	(13,542)	17.79	(18,240)	19.58	(9,273)	17.41
Outstanding at December 31, 2010, 2011 and 2012	172,848	18.95	151,206	19.08	141,933	17.43
Options exercisable, end of year	79,450		82,681	22.92	79,198	20.55
Weighted-average fair value of options granted	$7.24		—		—

As of December 31, 2011 and 2012, the details of the Company’s outstanding stock options, which were treated as a compensatory plan, were as a follows:

	December 31, 2011
	Options outstanding			Options exercisable
Range of exercise price	Number of options	Remaining periods	Exercise price	Number of options	Exercise price

$27.80	56,789	3.66	$27.80	56,789	27.80
$24.50	1,375	3.95	$24.50	1,375	24.50
$10.00	33,211	4.75	$10.00	19,279	10.00
$17.20	10,324	5.33	$17.20	5,238	17.20
$15.40	49,507	6.79	$15.40	—	—

	December 31, 2012
	Options outstanding			Options exercisable
Range of exercise price	Number of options	Remaining periods	Exercise price	Number of options	Exercise price

$24.80	53,448	2.66	$24.80	53,448	24.80
$22.00	1,233	2.95	$22.00	1,233	22.00
$10.00	31,576	3.75	$10.00	19,279	10.00
$15.70	10,241	4.33	$15.70	5,238	15.70
$14.20	45,435	5.79	$14.20	—	—

Compensation costs for share-based-employee stock option plan payments of $134,785, $145,587 and $56,897 were recognized for the years ended December 31, 2010, 2011 and 2012, respectively. Also, compensation costs for share-based-capital increase in cash allocated for employees payments of $364,800, $0 and $0 were recognized for the years ended December 31, 2010, 2011 and 2012, respectively.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Pro forma results of the Company for the years ended December 31, 2010 and 2011, assuming employee stock options granted before January 1, 2008 were accounted for under SFAS No. 39, were as follows:

	For the years ended December 31,
	2010	2011

Net loss
As reported	$(10,661,312)	(21,003,168)
Pro forma	$(10,799,818)	(21,043,754)
Basic after income tax loss per share
As reported	$(2.34)	(4.53)
Pro forma	$(2.37)	(4.53)

The employee stock options granted before January 1, 2008 were all vested in 2011 so that the Company did not disclose the pro forma net loss and per share for the year ended December 31, 2012.

(17)	Loss Per Share

For the years ended December 31, 2010, 2011 and 2012, the weighted-average number of outstanding common shares and the common stock equivalents for calculating the basic loss per share consisted of the following:

	For the year ended December 31, 2010
	Amount			Loss per share
	Loss before income tax	Loss after income tax	Total weighted-average outstanding shares	Before income tax	After income tax

Basic loss per share	$(10,661,312)	(10,661,312)	4,555,673	(2.34)	(2.34)

	For the year ended December 31, 2011
	Amount			Loss per share
	Loss before income tax	Loss after income tax	Total weighted-average outstanding shares	Before income tax	After income tax

Basic loss per share	$(21,003,168)	(21,003,168)	4,640,943	(4.53)	(4.53)

	For the year ended December 31, 2012
	Amount			Loss per share
	Loss before income tax	Loss after income tax	Total weighted-average outstanding shares	Before income tax	After income tax

Basic loss per share	$(15,538,536)	(15,538,536)	5,267,399	(2.95)	(2.95)

The Company has issued employee stock options, which are potential common shares. Only basic loss per share is disclosed because these potential common shares are not dilutive for the years ended December 31, 2010, 2011 and 2012.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(18)	Financial Instrument Information

(a)	Fair value of financial instruments

The book value of short-term financial instruments including cash and cash equivalents, accounts receivable/ payable (including related parties), financing from related parties and short-term loans, is believed to be not materially different from the fair value because the maturity dates of these short-term financial instruments are within one year from the balance sheet date.

As of December 31, 2011 and 2012, the fair value of Company’s financial assets and liabilities were as follows:

	December 31,
	2011			2012
		Fair value			Fair value
	Book value	Market value in active market	Value determined by using broker quote/carrying value	Book value	Market value in active market	Value determined by using broker quote/carrying value

Non-derivative financial instruments:
Financial assets:
Cash and cash equivalents	$5,463,640	5,463,640	—	2,928,065	2,928,065	—
Accounts receivable－related parties	7,459,495	—	7,459,495	3,859,830	—	3,859,830
Financial liabilities:
Short-term loans	1,874,600	—	1,874,600	6,147,400	—	6,147,400
Notes and accounts payable (including accounts payable－related parties)	3,264,514	—	3,264,514	3,333,864	—	3,333,864
Current portion of bonds payable	13,998,754	—	14,019,608	—	—	—
Long-tern loans (including current portion of long-term loans)	43,115,166	—	43,115,166	26,621,000	—	26,621,000
Other payables－related parties (lending from related parties)	22,028,570	—	22,028,570	28,000,000	—	28,000,000
Derivative financial instruments:
Financial liabilities:
Interest rate swaps	27,054	—	27,054	—	—	—

The methods and assumptions used to estimate the fair value of each class of financial instruments were as follows:

(i)
The fair value of financial instruments traded in active markets is based on quoted market prices. If the financial instruments are not traded in an active market, then the fair value is determined by certain valuation techniques, using assumptions under existing market conditions.

(ii)
The discounted present value of anticipated cash flows is adopted as the fair value of long-term debt. The discounting rates used in calculating the present value are similar to those of the Company’s existing long-term loans (including current portion of long-term loans), whose interest rates fluctuates depending on the current market rates.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(b)	Financial risk information

(i)	Market risk

All derivative financial instruments are intended to manage fluctuations in foreign exchange rates and interest rates. Gains or losses from these managing instruments are likely to be offset by gains or losses from the hedged items. Thus, these market risks are believed to be low.

(ii) Credit risk

The Company signed a “Supply Agreement” with NTC and Micron. Under these agreements, the Company commits to supply its production mostly to NTC and Micron. As sales are made to these two major customers, credit risk is therefore concentrated on these major customers. Based on the results of the Company’s assessment of this risk and the good credits of these two major customers, its exposure to credit risk is low.

Credit risks of financial instrument transactions represent the positive net settlement amount of those contracts with positive fair values at the balance sheet date. The positive net settlement amount represents the loss to the Company if the counter-parties breached the contracts. The banks, which are the counter-parties to the foregoing derivative financial instruments, are reputable financial institutions. Management believes its exposure related to the potential default by those counter-parties is low.

(iii)	Liquidity risk

The Company currently has a working capital deficit might not have sufficient cash on hand to meet its financial commitments. However, the Company has unused credit facilities for short-term loans from banks and related parties as described in note 24(c) concerning the Company’s future financial plans. For these reasons, management believes that these credit facilities can provide sufficient sources of liquidity to meet the Company’s obligations as they become due and to fund its operating and capital expenditure needs.

(iv)	Interest rate risk

Interest rate risk arises from short-term and long-term loans. Loans obtained at variable rates expose the Company to cash flow interest rate risk. If the market interest rate increases by 1%, the cash outflow of the Company would increase by $607,684.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(19)	Related-party Transactions

(a)	Names and relationship of related parties

Name	Relationship with the Company

Nan Ya Plastics Corp. (NPC)	Common director
Nanya Technology Corp. (NTC)	One of the major stockholders
Formosa Chemicals and Fiber Corp. (FCFC)	Corporate director of NPC
Formosa Heavy Industries Corp. (FHI)	One of the investees of NPC
Formosa Petrochemical Corp. (FPCC)	One of the investees of NPC
Micron Technology, Inc. (Micron)	One of the major stockholders
Micron Semiconductor Asia Pte. Ltd. (MSA)	Subsidiary of Micron
Numonyx Holdings B.V. (Numonyx)	Subsidiary of Micron

(b)	Significant related-party transactions

(i)	Sales revenue and accounts receivable

Significant sales to related parties for the years ended December 31, 2010, 2011 and 2012, were as follows:

	For the years ended December 31,
	2010		2011		2012
	Amount	% of net sales	Amount	% of net sales	Amount	% of net sales

NTC	$20,718,863	49.98	18,349,030	49.08	13,000,892	36.83
Micron	6,155,918	14.85	12,964,946	34.68	48,561	0.14
MSA	14,579,238	35.17	6,071,165	16.24	22,246,534	63.03
	$41,454,019	100.00	37,385,141	100.00	35,295,987	100.00

The balances of accounts receivable resulting from the above transactions as of December 31, 2011 and 2012, consisted of the following:

	December 31,
	2011		2012
	Amount	% of accounts receivable -related parties	Amount	% of accounts receivable -related parties

NTC	$4,426,401	59.34	938,603	24.32
MSA	3,033,094	40.66	2,921,227	75.68
	$7,459,495	100.00	3,859,830	100.00

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

The normal credit term with the related parties above is 60 days after the end of each delivery month. Selling price is calculated using the transfer pricing formula in accordance with the “Supply Agreement”.

(ii)	Purchases and accounts payable

Significant purchases from related parties for the years ended December 31, 2010, 2011 and 2012, were as follows:

	For the years ended December 31,
	2010		2011		2012
	Amount	% of net purchases	Amount	% of net purchases	Amount	% of net purchases

NPC	$163,406	1.81	101,344	0.97	65,589	0.73
NTC	14,289	0.16	24,659	0.24	66,397	0.74
FCFC	—	—	6	—	—	—
Micron	139,361	1.54	329,406	3.17	26,173	0.29
MSA	—	—	—	—	1,535	0.02
	$317,056	3.51	455,415	4.38	159,694	1.78

The balances of accounts payable arising from the above transactions as of December 31, 2011 and 2012, were as follows:

	December 31,
	2011		2012
	Amount	% of accounts payable	Amount	% of accounts payable

NPC	$40,631	1.25	8,491	0.25
NTC	268	—	1,483	0.04
Micron	172,853	5.30	24	—
	$213,752	6.55	9,998	0.29

The Company pays NPC and NTC on the 15th of the month following the month of purchase and pays Micron within 30 days of the shipping date or acceptance date. Purchases from NPC included miscellaneous equipment. Purchase prices and payment terms of purchases from related parties are not materially different from those of non-related general suppliers.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(iii) Financing from related parties

Financing from related parties was as follows:

Lending from related parties (classified under other payables-related parties):

	For the year ended December 31, 2011
	Maximum balance	Balance as of December 31, 2011		Interest rate	Interest expenses	Accrued interest payable as of December 31, 2011

NPC	$14,000,000	14,000,000		1.16547%~1.610727%	170,217	19,152
FCFC	4,000,000	4,000,000		1.16547%~1.610727%	51,036	5,472
FHI	2,000	—	—	1.16547%	—	—
Numonyx	4,028,570	4,028,570		2.000%	3,979	3,979
		$22,028,570			225,232	28,603

	For the year ended December 31, 2012
	Maximum balance	Balance as of December 31, 2012		Interest rate	Interest expenses	Accrued interest payable as of December 31, 2012

NPC	$21,000,000	12,000,000		1.60947%~1.64557%	281,792	16,771
FCFC	8,200,000	8,200,000		1.60947%~1.64557%	77,804	11,461
FHI	8,00,000	—		1.61348%~1.61775%	384	—
FPCC	7,800,000	7,800,000		1.62114%~1.64557%	39,685	10,901
Numonyx	4,028,570	—	—	2.000%	15,489	—
		$28,000,000			415,154	39,133

Borrowings from NPC are repayable in one year and the maturity dates of the balances as of December 31, 2012 were as follows:

Principal	Maturity date

$5,000,000	February 15, 2013
$7,000,000	May 8, 2013

Borrowings from FCFC are repayable in one year and the maturity dates of the balances as of December 31, 2012 were as follows:

Principal	Maturity date

$3,000,000	October 16, 2013
$5,200,000	November 22, 2013

Borrowings from FPCC are repayable in one year and the maturity dates of the balances as of December 31, 2012 were as follows:

Principal	Maturity date

$3,000,000	May 15, 2013
$4,800,000	November 22, 2013

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(iv) Transactions of property, plant and equipment

(1) In January, 2011, the Company sold a vehicle for $32 (exclusive of value added tax) to NPC. The gain on disposal thereof amounted to $32, which was classified under gain on disposal of fixed assets. The Company has collected all the receivable in second quarter of 2011.

(2) In March, 2011, the Company sold an equipment to NTC at book value of $3,365. The receivable arising from such sale was fully collected in the second quarter of 2011.

(3) In August, 2012, the Company sold an equipment for $63,168 to MSA. Such sale resulted in a gain on disposal of $48,293, which was classified under gain on disposal of fixed assets. The receivable arising from such sale was fully collected as of December 31, 2012.

(4) In December 2012, the Company sold an equipment for $52,497 to Micron. Such sale resulted in a gain on disposal of $35,654, which was classified under gain on disposal of fixed assets. The receivable arising from such sale was fully collected as of December 31, 2012.

(v) Lease contracts

The Company signed lease contracts with NTC with effective dates commencing from July 1, 2005 and January 1, 2009. Refer to notes 6 and 8 for details.

(vi) Other significant transactions

Other receivables-related parties arising from other transactions were as follows:

	December 31,
	2011	2012

NTC (sales of materials)	$—	12,474
Micron (sales of materials)	—	934
	$—	13,408

Other payables-related parties arising from other transactions were as follows:

	December 31,
	2011	2012

NTC (examination expenses, rental expenses, utility expenses, general administrative expenses, etc.)	$14,310	19,227
NPC (dormitory expenses, etc.)	2,981	5,132
Micron (technical service fee, etc)	86,995	80
	$104,286	24,439

(vii)    Contracts with related parties

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

The Company signed a “Supply Agreement” with NTC and Micron. Under this agreement, these entities are each entitled to a contracted percentage of the Company’s production capacity. Likewise, the Company has committed to sell its production to these entities at a transfer price calculated in accordance with the formula stated in the agreement. Also, NTC and Micron have committed to buy all of the Company’s DRAM production. This agreement took effect on November 26, 2008, and will continue to be in effect until terminated by either party with cause or when the Joint Venture Agreement between NTC and Micron is terminated.

The Company signed a “Technology Transfer Agreement” with NTC and Micron. Under this agreement, these entities allowed the Company to utilize their technology in the semiconductor manufacturing process. This contract took effect on November 26, 2008 and it will continue to be in effect until terminated by either party with cause or when the Joint Venture Agreement between NTC and Micron is terminated.

The Company signed a service contract with NTC. Under this contract, NTC provides transaction support in the following areas: human resources, finance, engineering and construction, raw material, inventory, etc. The service fee is charged based on the actual type of service rendered. The contract took effect on July 15, 2003, and will continue to be in effect until terminated mutually by both parties.

The Company signed a “Technology Transfer Agreement for 68-50 nm Process Nodes” with Micron. This agreement took effect on October 11, 2008, and will continue to be in effect until terminated mutually by both parties.

(c)	Compensation of board of directors, supervisors and management personnel:

For the years ended December 31, 2010, 2011 and 2012, the compensation of board of directors, supervisors, president and vice presidents, key management, were as follows:

	For years ended December 31,
	2010	2011	2012

Salaries	$24,121	38,204	28,531

(20)	Pledged Properties

Refer to note 13 for information on the Company’s assets pledged to secure loans.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(21)	Commitments and Contingencies

As of December 31, 2011 and 2012, the balances of outstanding letters of credit were as follows:

	December 31,
Currency	2011		2011

USD	$—	thousand	12,557	thousand
JPY	$241,645	thousand	—	thousand

(22)	Significant Disaster Loss: None.

(23)	Subsequent Events:

(a)
On January 10, 2013, the Company signed a syndicated loan agreement with Bank of Taiwan, the managing bank of the syndicated loan, and 11 other banks to apply for a loan of $10,000,000 with a term of three years. This syndicated loan is intended for use as a mid-term working capital and to finance the repayment of bank loans.

(b)
In order to align with the operating strategy adjustment made by NTC, the Company signed agreements on January 17, 2013 with NTC and Micron for purposes of regulating future arrangements regarding joint venture, supply and financing. The main adjustments under a new Supply Agreement are as follows (1) From February to December, 2013, NTC is allowed to purchase from the Company certain percentage of its production capacity, and Micron is committed to purchase the remaining balance of such production capacity. (2) The selling price to Micron of such production capacity shall be adjusted according to this new Supply Agreement.

(24)	Others

(a)	The Company’s personnel, depreciation, and amortization expenses, categorized by function, were as follows:

	For the year ended December 31, 2010
	Cost of goods sold	Operating expenses	Total
Personnel expenses
Salaries	2,695,004	366,468	3,061,472
Labor and health insurance	156,707	16,085	172,792
Pension expenses	94,210	11,184	105,394
Other personnel expenses	63,113	5,224	68,337
Depreciation expenses	31,077,056	60,059	31,137,115
Amortization expenses	8,059	723,422	731,481

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

	For the year ended December 31, 2011
	Cost of goods sold	Operating expenses	Total
Personnel expenses
Salaries	2,527,623	342,365	2,869,988
Labor and health insurance	176,365	23,443	199,808
Pension expenses	102,114	15,066	117,180
Other personnel expenses	66,587	6,004	72,591
Depreciation expenses	31,845,387	51,369	31,896,756
Amortization expenses	8,025	723,422	731,447

	For the year ended December 31, 2012
	Cost of goods sold	Operating expenses	Total
Personnel expenses
Salaries	2,340,360	327,707	2,668,067
Labor and health insurance	187,685	20,539	208,224
Pension expenses	106,091	13,294	119,385
Other personnel expenses	66,245	6,069	72,314
Depreciation expenses	29,617,320	52,812	29,670,132
Amortization expenses	5,000	—	5,000

(b)
As discussed in note 19(b) (vii) to the financial statements, the Company signed a service contract with NTC, under which, the General Administrative Office of the Formosa Group is entrusted to provide certain administrative services. For the years ended December 31, 2010, 2011 and 2012, service fees due to the General Administrative Office of the Formosa Group (sundry debtors by Formosa Plastics Corp. and NPC) amounted to $35,838, $34,023 and $23,560, respectively.

(c)	Liquidity and management’s plans

The Company’s operations have been adversely affected by the recent market conditions particularly for the DRAM industry. As of December 31, 2012, the Company’s current liabilities of $50,552,378 exceed its current assets of $12,711,207. The current ratio is significantly lower than 100%. Considering these circumstances, management plans to adopt the following strategies in order to improve the Company’s operations and financial situation.

(i)	Draw down loans and capital increase in cash to strengthen liquidity.

(ii)	Improve the DRAM production technology and diversity product mix to enhance cash flow.

Management believes that the Company’s future operating results and financial condition will be improved by executing the above plans.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(d)	The Company’s significant foreign currency financial assets and liabilities were as follows:

	December 31,
	2011		2012
	Foreign currency (thousand)	Exchange rate	Foreign currency (thousand)	Exchange rate

Foreign currency denominated financial assets:
USD	$423,633	30.290	232,763	29.136
EUR	34	39.218	14	38.479
JPY	1,535	0.3894	7,869	0.3358
Foreign currency denominated financial liabilities:
USD	235,795	30.290	59,161	29.136
CHF	—	—	832	31.835
EUR	612	39.218	251	38.479
JPY	897,032	0.3894	701,371	0.3358

(e)
The Company will adopt International Financial Reporting Standards, International Accounting Standards, IFRIC Interpretations and SIC Interpretations as endorsed by Financial Supervisory Commission, ROC (hereinafter referred to IFRS as endorsed by the FSC) commencing from 2013 in compliance with the requirements of Regulations Governing the Preparation of Financial Reports by Securities Issuers. Consequently, the comparative financial information for 2012 prepared in accordance with IFRSs and reported in 2012 may be substantially different than the amounts reported in these December 31, 2012 financial statements. Also, in order to reflect the more realistic future economic benefits of the machinery and equipment, management re-assessed the useful lives of the Company’s machinery and equipment. Effective on January 1, 2013, the useful life of machinery and equipment is prolonged from 5 years to 8 years. Such change in useful life will be treated as a change in accounting estimate and is expected to result in a decrease in depreciation expense by approximately $8,300,000 in 2013.

(25)	Product and Geographic Information

(a)	Information about products

No separate disclosure was made as to revenues from external customers for each product as the entire sales of the Company were made to external customers and covered only one product, DRAM.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(b)	Geographic information

	For the years ended December 31,
	2010	2011	2012
Sale revenues
Taiwan	$20,718,863	18,349,030	13,000,892
U.S.A.	6,155,918	12,964,946	48,561
Singapore	14,579,238	6,071,165	22,246,534
	$41,454,019	37,385,141	35,295,987

(c)	Major customers

The major customers of the Company, which accounted for 10% or more of the total revenue for the years ended December 31, 2010, 2011 and 2012, were as follows:

	For the years ended December 31,
	2010		2011		2012
Client	Amount	% of net sales	Amount	% of net sales	Amount	% of net sales

NTC	$20,718,863	49.98	18,349,030	49.08	13,000,892	36.83
Micron	6,155,918	14.85	12,964,946	34.68	48,561	0.14
MSA	14,579,238	35.17	6,071,165	16.24	22,246,534	63.03
Total	$41,454,019	100.00	37,385,141	100.00	35,295,987	100.00

(26)	Summary of Significant Differences between Accounting Principles Generally Accepted in the Republic of China and Generally Accepted Accounting Principles in the United States of America

(a)	Capital surplus

Under ROC GAAP, the expatriate employees payroll cost paid by a foreign joint venture partner/shareholder is not recorded nor treated as the shareholder’s capital surplus in the Company.

Under U.S. GAAP, the expatriate employees payroll cost paid by a partner/shareholder would be recorded as expense and treated as capital surplus in the Company.

(b)	Lease

Under ROC GAAP, the estimated fair value of a partially leased building used in evaluating the lease classification described under Note 2(o) to the financial statements can be based on the proportionate fair value of the entire building.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Under U.S. GAAP, the fair value of a partially leased building used in determining the lease classification must be based on the specific fair value of the leased asset. In the event that the fair value of the partially leased building cannot be determined, the lease of portion of a building should be treated as an operating lease. As a result, the leased asset described in Note 6 to the financial statements, which was treated as a capital lease under ROC GAAP, would be treated as an operating lease under U.S. GAAP.

(c)	Related party transactions

Under ROC GAAP, the transaction with the General Administrative Office of Formosa Group as described in Note 24(b) is not treated as a related party transaction.

Under U.S. GAAP, the transaction would be considered a related party transaction.

(d)	Loss per share

Under ROC GAAP, basic loss per share are calculated by dividing net loss attributable to common shareholders by the weighted average number of shares outstanding during the year. The shares distributed for employee bonus are treated as outstanding at the beginning of each period. Diluted loss per share are calculated by taking basic loss per share into consideration plus additional common shares that would have been outstanding if the dilutive share equivalents had been issued. Net loss is also adjusted for the interest and other income or expenses derived from any underlying dilutive share equivalents. The weighted average shares outstanding are adjusted retroactively for stock dividends issued, capitalization of additional paid-in capital and employee bonus. Anti-dilutive effects are not included in the dilutive EPS calculation. Under the ARDF Interpretation No. 97-169 “Impacts of Employee Stock Bonuses on Earnings Per Share” which took effect in 2008, the shares distributed for employees bonus are treated as outstanding at grant date in the calculation of basic earnings (loss) per share after 2008. For employees bonus that may be distributed in shares, the number of shares to be distributed is taken into consideration assuming the distribution will be made entirely in shares when calculating for diluted earnings per share.

Under U.S. GAAP, when a simple capital structure exists, basic loss per share is calculated using the weighted average number of common shares outstanding. When a complex capital structure exists, diluted loss per share is based on the weighted average number of shares outstanding plus the number of additional shares that would have been outstanding if dilutive potential common shares had been issued, with appropriate adjustments to income or loss that would result from the assumed conversions of those potential common shares. The materiality of the dilutive effect is not considered. Due to the contingent nature of employee stock bonuses, they are not included in the diluted EPS calculation.

(e)	Pension

Under ROC GAAP, the Company’s unrecognized actuarial gains and losses are not recognized as pension liabilities of a defined benefit post-retirement plan until the accumulated unrecognized amounts exceed certain thresholds.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Under U.S. GAAP, an employer to recognize the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in the balance sheet and to recognize changes in that funded status in other comprehensive income in the year in which the changes occur.

(f)	Write-down and valuation of inventory

Under ROC GAAP, inventory is valued at the lower of cost or market. Market is determined on the basis of net realizable value. Reversals of previous write-downs are recognized in profit or loss in the period in which the reversal occurs.

Under U.S. GAAP, inventory is valued at the lower of cost or market, with market limited to an amount that is not more than net realizable value nor less than net realizable value less a normal profit margin. The write-down establishes a new cost basis for the inventory. Reversals of previous write-downs are not permitted.

(g)	Classification of loans with covenants

Based on its ROC GAAP financial statements as of December 31, 2012 and for the twelve-month period then ended, Inotera did not meet the covenant requirements for leverage ratio of not higher than 1.5 to 1 and current ratio of not less than 1 to 1 under the long-term loan agreement. As of December 31, 2012, the total liabilities plus contingent liabilities amounted to $67,840,341 versus tangible net worth of $21,964,083 or actual leverage ratio of 3.09 to 1 and the current assets amounted to $12,711,207 versus current liabilities of $50,552,378 or actual current ratio of 0.251 to 1. On July 2, 2013, the Company received from the syndicate banks a waiver for these December 31, 2012 financial covenant requirements. However, the Company was not able to meet the same financial covenant requirements as of June 30, 2013 and management therefore will submit a request to the managing bank for a waiver of these June 30, 2013 financial covenant requirements. While management is optimistic the Company will receive such waiver from the syndicate banks, there can be no assurance that the syndicate banks will grant such waiver.

Under ROC GAAP, there is no specific guidance on whether or not the debtor is deemed to be in default on the balance sheet date when the provisions of a long-term syndicate loan agreement requires the creditor/bank to review its audited semi-annual or annual financial statements before declaring the debtor is in default. In practice, however, such long-term loan is classified as non-current if the debtor (i) is able to secure from syndicate banks formal confirmations that they do not have any information that the debtor is in default of its financial covenant on the balance sheet date, and (ii) has not been formally notified by syndicate banks that it is in default of any loan covenant or the loan agreement contains a provision that the debtor is allowed to avail of the cure period of not over 6 months and 5 months if the debtor is in breach of its financial covenants in its annual financial statements and semi-annual financial statements, respectively.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Under U.S. GAAP, long-term obligations that are or can be callable by the creditor either because the debtor’s violation of a debt covenant at the balance sheet date makes the obligation callable, or because the violation, if not cured within a specific grace period, will make the obligation callable, are classified as current liabilities. Therefore, a callable loan shall be classified as current on balance sheet date, unless one of the following conditions is met:

(i)	The creditor has waived or subsequently lost the right to demand repayment for more than one year from the balance sheet.

(ii)
For long-term obligations containing a grace period within which the debtor may cure the violation, it is probable that the violation will be cured within that period, thus preventing the obligation from becoming callable.

Consequently, under U.S. GAAP, loans totaling $24,950,000 and $13,300,600 at December 31, 2011 and 2012, respectively, would be classified as current liabilities instead of as long-term liabilities under ROC GAAP.

(h)	Classification of losses on impairment of long-lived assets to be held and use

Under ROC GAAP, the loss on impairment of long-lived assets is classified as non-operating expenses and losses.

Under U.S. GAAP, the loss on impairment of long-lived assets is classified as operating expense.

(i)	Determination of impairment loss on long-lived assets to be held and use

Under ROC GAAP, an impairment loss is recognized if an asset’s (CGU’s) carrying amount exceeds its recoverable amount. The recoverable amount is the greater of fair value less costs to sell and value in use, which is based on the net present value of future cash flows. If there is evidence that impairment losses recognized previously no longer exists, or has diminished, and the recoverable amount of the long-lived assets increases because of an increase in the asset’s estimated service potential, the amount of loss may be reversed to the extent that the resulting carrying value should not exceed the carrying value had no impairment loss been recognized in prior years.

Under U.S. GAAP, an impairment loss is recognized if the asset’s (asset group’s) carrying amount exceeds the undiscounted cash flows of the asset (asset group). The impairment loss is calculated based on excess of the carrying amount over the fair value of the asset (asset group), which is based on the net present value of future cash flows. Such impairment cannot be reversed.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(j)	Employee Stock Options

Prior to January 1, 2008, the employee stock options were accounted for based on Interpretations (92) 070, 071 and 072 issued by the Accounting Research and Development Foundation, under which, the intrinsic value method is adopted to recognize the compensation cost, which is the difference between the market price of the stock and the exercise price of the employee stock option on the measurement date. Any compensation cost is charged to expense over the employee vesting period and increases the stockholders’ equity accordingly. Effective from January 1, 2008, under ROC SFAS No. 39, “Accounting for Share-based Payment,” share-based payment transactions are measured at fair value and charged against profit and loss.

Under U.S. GAAP, a fair-value based measurement method in accounting for share-based transactions with employees is also used, except for equity instruments held by employee share ownership plans.

(k)	Income Tax

ROC SFAS No. 22 “Accounting for Income Taxes” which was issued in June 1994, is substantially similar to U.S. GAAP. However, under ROC GAAP, the criteria for determining whether a valuation allowance for deferred tax asset is required are less stringent as compared to U.S. GAAP.

Under ROC GAAP, particularly ROC SFAS 22, the income tax provision at both the annual financial statements and interim quarterly financial statements is calculated at corporate income tax rate of 17% for the years 2010, 2011 and 2012.

Companies in the ROC are subject to a 10% surtax on profits retained and earned after December 31, 1997. If the retained profits are distributed in the following year, no 10% surtax is due. Under ROC GAAP, income tax expense for the 10% surtax is recorded in the statement of operations in the following year if the earnings are not distributed.

Under U.S. GAAP, a valuation allowance is not provided on tax assets to the extent that it is not “more likely than not” that such deferred tax assets will be realized. Also, if a company has experienced cumulative losses in recent years, it is not generally able to consider projections of future operating profits for the purpose of determining the valuation allowance for deferred income tax assets. Management considered that the cumulative losses in recent years are a significant piece of negative evidence that could not be overcome. Consequently, a valuation allowance was recognized for all of the deferred tax assets at December 31, 2011 and 2012.

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

Under U.S. GAAP, income tax expense related to the 10% retained profit tax is recorded in the statement of operations in the year that the profits were earned. The income tax expense, including the tax effects of temporary differences, is measured by using the rate that includes the estimated tax on undistributed earnings. The tax rate used by the Company to measure its deferred taxes under U.S. GAAP was 24.47% for the years from and after 2011.

(l)	Deferred charge

Under ROC GAAP, transaction costs are deducted from the initial measurement of financial instruments that are not measured at fair value through profit or loss. Transaction costs are those incremental costs directly attributable to acquiring or issuing a financial instrument, and exclude internal administrative or holding costs.

Under U.S. GAAP, directly related transaction costs for financial instruments not measured at fair value upon initial recognition are included in the determination of cost. Unlike ROC GAAP, certain internal costs of originating loans that are related directly to specified activities performed by the lender are included in capitalized initial direct costs. However, for financial liabilities, the transaction costs are deferred as an asset, unlike ROC.

(m)	Capitalization of interest expense

Under ROC GAAP, capital increase in cash for which government approval is obtained specifically for the construction or expansion of plant facilities and for purposes of availing an investment tax credit thereof is deducted from the total capital expenditures relating to such construction or expansion for purposes of capitalizing the interest expense incurred from existing borrowings.

Under U.S. GAAP, capital increase in cash for which government approval is obtained specifically for the construction or expansion of plant facilities and for purposes of availing an investment tax credit thereof is not deducted from the total capital expenditures relating to such construction or expansion for purposes of capitalizing the interest expense incurred from existing borrowings.

(27)	Additional U.S. GAAP disclosures

(a)	Basis of Presentation and Liquidity

Under ROC GAAP and U.S. GAAP, the Company has reported significant net losses for each of the last 5 years. As of December 31, 2012, under U.S. GAAP the Company’s total current liabilities exceeded its total current assets by $51,197,755. As described in note 13, the Company has been unable to maintain certain of its financial covenants as required in the loan the agreements. These conditions and facts initially raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans for additional sources of liquidity include:

(Continued)

INOTERA MEMORIES, INC.

NOTES TO FINANCIAL STATEMENTS

(i)
Draw down loans for cash to strengthen liquidity. On January 10, 2013, the Company signed a syndicated loan agreement with Bank of Taiwan, the managing bank of the syndicated loan, and 11 other banks to apply for a loan of $10,000,000 with a term of three years. The Company has drawn the entire amount of this loan in March and May, 2013. Included among of the financial covenants in this agreement is the requirement for the Company to keep the aggregate balance of its liabilities to Formosa Group at no less than $21,000,000 during the entire period of this agreement. This new bank syndicate loan and Formosa Group’s commitment to maintain a revolving financing arrangement for the Company are made possible through the approval in August 2012 by the NPC’s board of directors to issue a Letter of Undertaking to enable the Company to obtain new syndicate loans for its present and future operations.

(ii)
The completion of the wafer-start migration of 30 nanometer process technology in June 2013 had its full effect in improving production efficiency and reducing operating costs in 2013. Also, the DRAM market has recovered. These factors resulted in a positive impact on the Company’s operating results as the Company generated a net income of $2,858,868 and net cash flows provided from operations of $4,743,298 for the six months ended June 30, 2013 (unaudited). The positive operating results and improvement in financial condition have reduced the excess of the Company’s total current liabilities over its total current assets to $30,870,800 as of June 30, 2013 under U.S. GAAP (unaudited). In order to further strengthen cost competitiveness and revenue generation, management is expecting that the Company will continue to migrate to more advanced technologies.

(iii)
The Company signed a “New Finance Agreement” with NPC and Micron on January 17, 2013. Under this agreement, the Company has received an increase capital in cash of $6,000,000 out of a private placement of shares to NPC and NTC on May 28, 2013.

Management believes that its ability to execute these plans mitigates the facts and conditions that initially raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might be necessary upon the resolution of this going concern uncertainty.

(b)	Date through Which Subsequent Events Have Been Evaluated

Management of the Company has evaluated subsequent events through October 4, 2103, which is the date when the accompanying financial statements were made available for issue.